AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 16th day of June, 2009, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the "Agreement"), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Hodges Fund and the Hodges Small Cap Fund, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit G to the Agreement is hereby superseded and replaced with Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

6/15/09

Exhibit G to the Professionallly Managed Portfolios
 Fund Accounting Servicing Agreement

Name of Series	Date Added
Hodges Fund	11/18/2002
Hodges Small Cap Fund	on or after 12/18/2007
Hodges Blue Chip 25 Fund	on or after 06/15/2009
Hodges Equity Income Fund	on or after 06/15/2009
Hodges Pure Contrarian Fund	on or after 06/15/2009

FEE SCHEDULE EFFECTIVE: 09/01/2009

Domestic Equity Funds Complex*
$130,000 minimum for 5 funds
$26,000 each new fund

1.25 bp on complex assets over $400 million to
             $750 million
  .75 bp on complex assets in excess over
             $750 million

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (waived)

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

$.15  Domestic and Canadian Equities
$.15 Options
$.50 Corp/Gov/Agency Bonds
$.80  CMO's
$.50 International Equities and Bonds
$.80  Municipal Bonds
$.80  Money Market Instruments
$125  Per fund per month - Mutual Funds

Corporate Action Services - $2.00 Per corporate action

Factor Services (BondBuyer)
Per CMO -                           $1.50/month
Per Mortgage Backed -     $0.25/month
Minimum                 -           $300/month

Advisor’s signature below acknowledges approval of the fee schedule above

HODGES CAPITAL MANAGEMENT, INC.

By: /s/Craig Hodges

Name: Craig Hodges

Title: President               Date: 8-21-2009

6/15/09